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Sullivan & Cromwell
New York Telephone (212) 558-4000
Telex 62694 International  127816 Domestic
Cable Address Ladycourt, New York


                                125 Broad Street, New York 10004
                                1775 Pennsylvania Ave., Washington, D.C. 20006 17 Avenue Matignon, 75008 Paris
                                21 Ironmonger Lane, London, EC2V AJB


                                               March 4, 1982


Chancellor Equity Fund, Inc.
100 Gold Street,
New York, NY 10038

Dear Sirs:

     With respect to the Registration Statement on Form N-1 (File No. 2-75128) (the "Registration Statement") filed by Chancellor Equity Fund, Inc., a Maryland corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an indefinite number of shares of Common Stock (par value $.01 per share) (the "Common Stock"), we, as your counsel, have examined such corporate records, certificates and other documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, we advise you that, in our opinion, when shares of the Common Stock have been issued and sold in accordance with the terms of the Distribution Agreement, referred to in the Registration Statement, and

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as authorized by the Board of Directors of the Company, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       /s/ Sullivan & Cromwell